EXHIBIT 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective this August 10, 2006, by and between ICOP Digital, Inc. (“Company”) and Laura E. Owen (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

Company hereby agrees to employ Executive as its President and Chief Operating Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by President and COO of a public corporation as further defined in the bylaws of the Company and such other duties and projects as may be assigned by the Chief Executive Officer (CEO) of the Company or the Board of Directors of the Company. Executive shall devote a substantial amount of her productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. In addition to the duties described herein, Executive is also authorized and directed to do the following: Manage the day to day business operations of the Company in the absence of the CEO.

PRIMARY DUTIES AND RESPONSIBILITIES:

JOB TITLE: President and Chief Operating Officer

ACCOUNTABILITY: Reports to the CEO.

JOB DESCRIPTION: Provides administrative, project, and executive support to the CEO. Serves as the principle point of administrative contact and liaison with internal and external constituencies. Provides and/or oversees the provision of direct staff support.

Supervises the Sales organization.

Assists with fundraising planning and implementation, including administrating of fundraising records and documentation.

Responsible for the company’s Investor Relations, including the preparation and distribution of regular reports to shareholders, and maintenance of close, high level relationships among national business press.

Oversees legal services in all aspects of the operations of ICOP Digital, Inc. and its subsidiaries, including corporate governance, compliance, including regulatory compliance with all applicable state and federal requirements, business licensing, contract negotiation and preparation, new business lines and products, loan administration, employment policies and benefits, and oversight of filings for intellectual property.

Provide research and analysis for decisions concerning insurance, benefits, leases, and capital purchases.

Participate in short and long-term strategic planning, new business development and work to expand existing programs, selection of market segments, products, sales channels, and sales and marketing management.

Organize corporate alliances, contracts & services, operations planning & deployment, purchasing & planning, strategic sourcing, shipping, warehousing, and logistics to meet business operating requirements.

Manages the import/export of ICOP Digital, Inc. products.

In the absence of the CEO, she is to assume manage the day to day affairs of the Company.

3. Compensation.

Executive will be paid compensation during the Agreement as follows:

A. A base salary of $175,000 per year, payable in installments according to the Company’s regular payroll schedule. The base salary shall be adjusted upward at the discretion of the board of directors.

4. Benefits.

A. Medical Insurance. Company agrees to provide Executive with a medical, hospital and dental plan for Executive in the amount equal to 100% of total premium, as approved by Company, during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

B. Stock Option Plans. Executive shall be entitled to participate in any Stock Option Plan and 401K Plan adopted by Company.

C. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipt and Expense Reports as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

D. Auto Allowance. Executive shall be entitled to a car provided by the company including insurance coverage or a monthly car expense allowance of $850.00.

E.	Vacation. Employee shall be entitled to three (3) weeks of paid vacation on a per annum basis.

5. Term and Termination.

A. The Initial Term of this Agreement shall commence on August 10, 2006 and it shall continue in effect for a period of five (5) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

B. This Agreement may be terminated by Executive at Executive’s discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice.

C. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon one (1) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive Bonus payments or other compensation, prorated or otherwise.

D. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

ICOP Digital, Inc.

16801 W. 116th Street

Lenexa, KS 66219

If to Executive:

Laura E. Owen

27085 W. 102nd

Olathe, KS 66061

7. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas.

9. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Johnson County Kansas, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ICOP Digital, Inc.	Executive

Roger L. Mason	Laura E. Owen
Director and Chairman of
Compensation and Incentive Plan
Committee